Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Codorus Valley Bancorp, Inc.

York, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2013, relating to the consolidated financial statements of Codorus Valley Bancorp, Inc. as of December 31, 2012, and for each of the years in the two-year period ended December 31, 2012, appearing in Codorus Valley Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ ParenteBeard LLC

Allentown, Pennsylvania
April 24, 2014